EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Number 333-173166 on Form S-8 of 22nd Century Group, Inc. of our report, dated January 30, 2014, on the consolidated financial statements as of and for the years ended December 31, 2013 and 2012, appearing in this Annual Report on Form 10-K of 22nd Century Group, Inc.

/s/ Freed Maxick CPAs, P.C.

Buffalo, NY
January 30, 2014